Exhibit 99.2

Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter and Fiscal Year Ended June 30, 2024

August 7, 2024
Steve Pelayo

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2024 fourth quarter and annual financial results. I am Steven Pelayo, Investor Relations representative for AOS. With me today are Stephen Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcast live over the Web. A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today. Stephen will begin business updates including strategic highlights, and a detailed segment report. After that, Yifan will review the financial results and provide guidance for the September quarter. Finally, we will have the Q&A session.

The earnings release was distributed over wire today, August 7, 2024, after the market close. The release is also posted on the company's website. Our earnings release and this presentation include non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Stephen Chang. Stephen?

Stephen Chang

Thank you, Steve. Welcome to Alpha and Omega’s fiscal Q4 earnings call. I will begin with a high-level overview of our results and then jump into segment details.

We delivered fiscal Q4 results in-line with our guidance for revenue and gross margin. Revenue was $161.3 million, non-GAAP gross margin was 26.4%. Non-GAAP EPS was $0.09.

As we mentioned last quarter, inventory corrections across the majority of our end markets are now largely behind us, and seasonality is returning to more normalized trends. While visibility on the slope of the recovery is limited, the increasing breadth of demand is encouraging. For the June quarter, we saw sequential growth in each of our major segments with relative strength coming from tablets, A.I, and graphics cards in our Computing segment; gaming and home appliances within Consumer; e-mobility, DC motors and quick chargers in the Industrial segment; and a regional shift towards a Tier 1 US smartphone customer within Communications. The PC segment, however, is taking longer to recover than originally expected.

Looking into the September quarter, we expect PCs and servers to grow sequentially while tablets sustain the strong current run-rate within Computing. The Consumer segment will likely see continued strength in gaming and a strong seasonal pick up from wearables, offset by slower home appliances. Smartphones will drive sequential growth in Communication, while AC-DC power supplies and quick chargers are relatively stronger in Industrial.

Looking beyond 2024, AOS is transitioning from a component supplier to a total solutions provider in many areas where we can leverage our core strengths in high-performance silicon, advanced packaging and intelligent ICs to penetrate new opportunities and drive higher BOM content. We are building on customer relationships to capture market share with a broader product portfolio. For example, we are leveraging our strength in graphics cards and introducing new Vcore products for opportunities in advanced computing and A.I. datacenters. Within smartphones, we expect to benefit from trends towards foldable, flexible and multiple screens; increasing A.I. integration; as well as dual-cell batteries and higher charging currents for faster charging times. Beyond Computing and Communication segments, we remain optimistic on the underlying power trends in adjacent markets such as solar, motors and e-mobility, gaming, home appliances and power tools. These examples all represent continued growth opportunities primarily driven by the global shift towards more efficient and sustainable energy solutions.

With that, let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. June quarter revenue was up 37.6% year-over-year and 4.4% sequentially and represented 44.4% of total revenue. These results were slightly below our original expectation for mid-to-upper single digit growth. As mentioned before, we saw relative strength from tablets, A.I, and graphics cards in the quarter, offset by a slower PC market recovery. Notably, tablet revenue was a record high, and the contribution from A.I. and datacenter related applications continued to grow.

We are excited about opportunities in A.I.. Demand for accelerator cards remains steady as the industry prepares for a platform transition ramping next year. We are working on multiple opportunities leveraging our existing relationship with a key graphics card maker, as well as our product portfolio including new multiphase Vcore controllers and power stage solutions for advanced computing. We are also seeing some ramp in September from a leading power supply maker that is a key supplier to the same A.I./graphics customer. We are selling our high-performance medium voltage MOSFETs that go into intermediate bus converters for DC to DC power conversion.

Looking forward into the September quarter, we expect the Computing segment to grow mid-single digits sequentially as PCs see a seasonal pickup, while tablets, A.I. accelerators and graphics cards remain strong.

Turning to the Consumer segment, June quarter revenue was down 35.5% year-over-year, but up 19.7% sequentially and represented 17.5% of total revenue. The results were in-line with our forecast for double digit sequential growth and were primarily driven by gaming and home appliances. It is now clear that the inventory correction in gaming is behind us and a seasonal build is underway. The strength in home appliances was better-than-expected as government incentives in China drove demand.

For the September quarter, we forecast low double-digits sequential growth in the consumer segment driven by strong seasonal pick-up from wearables and continued strength in gaming, offset by slower home appliances.

Next, let’s discuss the Communications segment, revenue in the June quarter was up 59% year-over-year and 2.1% sequentially, and represented 17% of total revenue. These results were above our flattish sequential expectations as we began to see the seasonal pick-up from a Tier 1 U.S. smartphone customer, offset by sequential declines from Korea and China OEMs.

Looking ahead, we anticipate double-digit sequential growth in the September quarter on seasonal strength ahead of new smartphone launches in the US and increasing demand from China smartphone OEMs. We are benefitting from a mix shift to more premium phones and we anticipate rising growth in BOM content as phone makers increase battery charging currents.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 17.1% of total revenue and was down 33.7% year-over-year, but up 11.3% sequentially. The results were slightly ahead of our forecast for mid-to-upper single digit sequential growth driven by strength in the e-mobility segment for e-bikes and e-scooters and DC fans for applications in areas such as datacenters. The inventory correction in quick chargers appears complete as we also saw the beginnings of recovery in the June quarter. Lastly, power tools continued at a steady pace in June.

For the September quarter, we expect this segment to grow 15-20% sequentially primarily driven by a solid uptick from quick chargers, as well as strength from AC-DC power supplies tied to the seasonal build in PCs.

In closing, the June quarter was in-line with our expectations and marked a solid conclusion to our fiscal 2024 performance. The rolling inventory corrections we experienced over the past year in nearly every one of our end markets are now largely behind us and some markets like smartphones are starting to return, while new markets like A.I. are emerging. We expect seasonal growth in the September quarter primarily driven by PCs, smartphones, wearables, and gaming.

Looking to the next cycle, we are poised for growth, bolstered by advanced technology, a diversified product portfolio addressing a broadening array of end markets, and a premier customer base across all business lines. Power management underpins key trends such as AI, digitalization, connectivity, and electrification – especially as we move towards a sustainable, low-carbon society. We are steadfast in executing our technology roadmap. Customers increasingly view us as a total solutions provider, allowing us to capture a greater portion of the bill-of-materials, and ultimately supporting growth that outpaces industry over the long run.

With that, I will now turn the call over to Yifan for a discussion of our fiscal fourth quarter and fiscal year financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon, everyone and thank you for joining us.

Revenue for the quarter was $161.3 million, up 7.5% sequentially and flat year-over-year. Seasonal demand was relatively broad-based in the June quarter and confirmed the inventory correction is largely complete.

In terms of product mix, DMOS revenue was $102.1 million, up 8.8% sequentially and 6.7% over last year. Power IC revenue was $52.7 million, up 5.5% from the prior quarter and down 10.5% from a year ago. Assembly service and other revenue was $1.4 million, as compared to $1.2 million last quarter and $0.6 million for the same quarter last year. License and engineering service revenue was $5.1 million for the quarter versus $5.1 million in the prior quarter and $6.3 million for the same quarter a year ago.

Non-GAAP gross margin was 26.4%, compared to 25.2% last quarter and 28.5% a year ago. The quarter-over-quarter increase was mainly driven by the improved factory utilization.

Non-GAAP operating expenses were $39.3 million, compared to $38.9 million for the prior quarter and $39.1 million last year. The slight quarter-over-quarter increase was primarily due to higher professional fees.

Non-GAAP quarterly EPS was $0.09, compared to $0.04 loss per share last quarter and $0.19 earnings per share a year ago.

Moving on to cash flow. Operating cash flow was $7.1 million, including $4.5 million of repayment of customer deposits. By comparison, operating cash flow was $28.2 million in the prior quarter and negative $28.2 million last year. We expect to refund about $8.4 million customer deposits in the September quarter. EBITDAS for the quarter was $16.0 million, compared to $11.6 million last quarter and $17.7 million for the same quarter a year ago.

Now let me turn to our balance sheet.

We completed the June quarter with a cash balance of $175.1 million, compared to $174.4 million at the end of last quarter.

Net trade receivables decreased by $0.7 million sequentially. Days Sales Outstanding were 12 days for the quarter, compared to 15 days for the prior quarter.

Net inventory decreased by $2.3 million quarter-over-quarter. Average days in inventory were 148 days, compared to 153 days in the last quarter.

CapEx for the quarter was $7.2 million, compared to $7.4 million for the prior quarter. We expect CapEx for the September quarter to range from $6 million to $8 million.

Now, I would like to discuss September quarter guidance.

We expect:

•Revenue to be approximately $180 million, plus or minus $10 million.
•GAAP gross margin to be 25%, plus or minus 1%. We anticipate non-GAAP gross margin to be 26.4%, plus or minus 1%.
•GAAP operating expenses to be in the range of $47 million, plus or minus $1 million. Non-GAAP operating expenses are expected to be in the range of $40 million, plus or minus $1 million.
•Interest expense to be approximately equal to interest income, and
•Income tax expense to be in the range of $0.9 million to $1.1 million.

With that, we will now open the call for questions. Operator, please start the Q&A session.

Closing:

Before we conclude, I’d like to briefly mention four upcoming events. The management team will be participating in and will be available for one-on-one meetings at the 5th Annual Needham Semiconductor and Semicap Conference on August 21st virtually, 2024 Evercore ISI Semiconductor, IT Hardware & Networking Conference on August 27th in Chicago, Jefferies Semiconductor, IT Hardware & Communication Tech. Summit on August 28th in Chicago, and 2024 Benchmark Tech, Media & Telecom Conference on September 4th in New York. If you wish to request a meeting, please contact the institutional sales representative at each sponsoring bank. This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, expected financial performance of market segments; the macroeconomic conditions and our expectation of recovery of current downturn and inventory correction cycles; our ability to mitigate risks relating to industry-wide downturn; the expected timeline of economic recovery in 2024, our ability and strategy to develop new products; fluctuation in customer demand and market segments; our share of Tier 1 customer; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the state of semiconductor industry and seasonality of our markets; decline of the PC industry and our ability to respond to such decline; difficulties and challenges in executing our diversification strategy into different market segments; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 and other periodic reports filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.